Exhibit 10.14
Quadra Energy Trading Inc.
PRODUCT SALES AGREEMENT — REVISION

Contract No:	V01029,01
Contract Eff Date:	DEC 06 2006

Revision No:	01
Revision Date:	DEC 06 2006
Reference:

Lincolnway Energy LLC		Quadra Energy Trading Inc.

Suite 307
59511W. Lincoln Hwy. Neveda, IA 50201		300 N. Dakota Avenue Sioux Falls, SD 57102

Attention:	Lars Dunn	Attention:	Dave Vine
	Bus:(515) 382-8899 Fax: (515) 382-2417		Bus: (605) 977-1761 Fax: (605) 977-1763
Lincolnway Energy LLC agrees to purchase and Quadra Energy Trading Inc. agrees to sell the quantity of product pursuant to the terms set out below and the general terms and conditions attached hereto.

PRODUCT	Natural Gasoline	CONTRACT TERM:	April 01 2007 through to September 30 2007	TOTAL VOLUME:	540000 USG

PRICE:	1.77 US$/USG

FOB:	Nevada, IA

PAYMENT TERMS:	Due payment 10 days

PRICE REMARKS:	n/a

GENERAL REMARKS:	n/a

TOTAL LOCATION VOLUME:	540000 USG	Schedule Name:		Revno: 00

Location FOB:	Navada, IA	Schedule Product:	C5

Delivery Point:	Nevada, IA	Customs or Brokerage:	N/A

Transportation Mode:	Truck	Equipment Supplied By:	supplied by quadra

DELIVERY SCHEDULE: (USG)

	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
2007	0	0	0	90000	90000	90000	90000	90000	90000	0	0	0
If you do not agree to these terms, please contact us.

Accepted and Agreed to this day by;

Lincolnway Energy LLC	Quadra Energy Trading Inc.

/s/ Lars Dunn	/s/ Dave Vine

Lars Dunn	Dave Vine
Manager, Energy Products Marketing

Date: 12-12-06	Date: Dec. 11, 2006

Quadra Energy Trading Inc.
PRODUCT SALES AGREEMENT

Contract No:	V01028,00
Contract Eff Date:	DEC 06 2006

Revision No:	00
Revision Date:	DEC 06 2006
Reference:

Lincolnway Energy LLC	Quadra Energy Trading Inc.

Suite 307
59511 W. Lincoin Hwy.	300 N. Dakota Avenue
Nevada 1A 50201	Sioux Fails, SD 57102

Attention:	Lars Dunn	Attention:	Dave Vine
	Bus:(605) 382-8899		Bus: (605) 977-1761
	Fax: (515) 382-2417		Fax: (605) 977-1763
Lincolnway Energy LLC agrees to purchase and Quadra Energy Trading Inc. agrees to sell the quantity of product pursuant to the terms set out below and the general terms and conditions attached hereto.

PRODUCT	Natural Gasoline	CONTRACT TERM:	January 01 2007 through to March 31 2007	TOTAL VOLUME:	135000 USG

PRICE:	1,73 US$/USG

FOB:	Nevada, IA

PAYMENT TERMS:	Due payment net 10 days

PRICE REMARKS:	n/a

GENERAL REMARKS:	n/a

TOTAL LOCATION VOLUME:	135000 USG	Schedule Name:		RevNo:	00

Location FOB:	Nevada, IA	Schedule Product:	C5

Delivery Point:	Nevada, IA	Customs or Brokerage:	N/A

Transportation Mode:	Truck	Equipment Supplied By:	Supplied by quadra
DELIVERY SCHEDULE: (USG)            25%

	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
2007	45000	45000	45000	0	0	0	0	0	0	0	0	0
If you do not agree to these terms, please contact us.
Accepted and Agreed to this day by;

Lincolnway Energy LLC	Quadra Energy Trading Inc.

/s/ Lars Dunn	/s/ Dave Vine

Lars Dunn	Dave vine
Manager, Energy Products Marketing

Date: 12-08-06	Date: Dec. 7/2006

TERMS AND CONDITIONS
1. TITLE
Seller warrants that at the time of transfer of title to product sold hereunder, it will have good title to and/or the full fight and authority to sell such Product free and clear of all liens, claims and encumbrances whatsoever except to the extent of taxes, duties and charges for which Buyer is responsible pursuant to the other provision thereof.
Title to Product shall transfer to Buyer at the Delivery Point. In the event of an inventory transfer, delivery and title transfer shall occur on the date the storage operator records the transfer. If the Delivery Point is at the point of supply, delivery and title transfer shall be effective following delivery of the loaded tank car to the railroad or as Product is motored into a tank truck or pipeline. If the Delivery Point is at a destination other than the point of supply, delivery and title transfer shall occur at the outlet flange of the tank truck upon off-loading of Product and in the event of transport by tank car delivery and title transfer shall occur upon constructive placement of the tank car. In the event of transport by pipeline, delivery and title transfer shall occur as Product is motored into connecting storage or transport.
Following the transfer of title, Buyer shall bear all risk in respect of the Product, including without limitation, its transportation, handling and care.
2. TRANSPORTATION, DETENTION AND DEMURRAGE
When Seller is responsible for transportation of Product hereunder, it may from time to time change the mode of transportation specified on the face hereof.
Where Buyer provides equipment for the transportation of Product, the equipment shall be in a safe, clean, and suitable condition for loading and unloading. Such equipment and the shipment of Product shall be in compliance with all applicable laws, regulations, rules and orders of any legislative body or duty constituted authority including, without restriction the generality of the foregoing, Transportation of Dangerous Goods Act (Canada) and regulations thereunder and Title 49 of the Federal Regulations (CFR 49) subtitle E, Chapter 1, Subchapter C, Parts 171-180 (USA), and all amendments thereof.
When Buyer provides tank trucks for transportation of Product delivered at the point of supply, Buyer’s carrier and drivers must be acceptable to the operator of the loading facility, and comply with the operator’s loading and safety procedures. Each of the Buyer’s carriers shall be required to maintain comprehensive general liability insurance covering carriers liability for bodily injury and property damage with limits of not less than five million dollars for any one occurrence and automobile liability insurance covering all trucking equipment used in connection with this Contacts with limits of not less than five million dollars for any one occurrence.
If Seller deliver product to Buyer using tank cars. Seller’s tank cars shall not be diverted by Buyer except with Seller’s prior written consent. All diversion charges and additional freight charges resulting from such diversion shall be for the account of Buyer.
Sellers’ tank cars must be unloaded and returned to the railroad within the 7-day period that begins at 7.00 a.m. following arrival at destination, otherwise a detention charge will be made by Seller for each additional day that cars are detained. The aforesaid charge shall be $50.00 per day the tank car is detained. In addition, Buyer shall be responsible for all demurrage charges assessed by the railroad, for delayed offloading.
3. PRICES
Where the price of Product is based on posted prices:
(a) Seller may from time to time give notice to the Buyer of a price change for Product to be sold. The new price shall be affective 24 hours after receipt by Buyer of the new price notice.
(b) The Buyer receiving such notice shall within 48 hours after receipt by Buyer of the notice elect in writing either to accept or reject the new price. Failure to elect as aforesaid shall be deemed an election to accept the new price. If Buyer rejects the new price, it shall not be obligated to take Product hereunder until a new price is mutually agreed upon. If there is no such mutual agreement between Buyer and Seller the price shall be the price in effect as at the date of shipment from the supply point as set forth in the notice pursuant to paragraph 3(a) hereof.
4. DELIVERY
Product shall be delivered and lifted in accordance with the Delivery Schedule and ratably throughout each month. Quantities scheduled in any month and not lifted shall not be available to be taken in a subsequent month without the prior consent of Seller.
5. QUALITY
If the point of supply is in Canada, Product shall meet the specification set out in, and authorized Product shall be authorized in accordance with CAN/CGSB 3.14, latest edition in effect at the time of shipments, If the point of supply is in the United States, Product shall meet the specifications set out in GPA Z140, and authorized Product shall be authorized in accordance with NFPA 58, both respectively, the latest editions in effect at the time of shipment.
6. MEASUREMENT
(a) The volume of Product sold hereunder shall be deemed equal to the volume of Product indicated on the pipeline ticket issued at the supply point or the volume as measured by a meter or acceptable gauging method as determined by Seller or Seller’s agent at the point of supply for tank car or tank truck shipments. Volumetric measurements shall be correct for temperature to 15°C in the case of metric measurement and 60°F for all other units of measurement, using Table 54 of ASTM D 1250 Petroleum Measurement Tables.
(b) Seller shall scal the dome of all tank cars at loading. Buyer shall inform Seller if any seal is not intact when tank car in received, even if there it no indicated shortage or average.
7. SHORTAGES
(a) Buyer shall notify Seller as soon as possible of any suspected average or shortage in any shipment before unloading tank car. If such notice is oral, Buyer shall promptly provide the notice in writing.
(b) Seller will reimburse Buyer for any tank car shortage in excess of 1% of the volume of the total shipment, substantiated by Seller as provided in paragraphs 7(c) and 7(d) hereof.

(c) Shortage claims, made on a form supplied by, or acceptable to the Seller, must include a sworn affidavit of the local carner’s agent, shall have all information completed and be received by Seller within 30 days from receipt of the shipment by Buyer, or the claim may not be honoured by Seller at Seller’s option.
(d) Payment for a substantiated and properly submitted claim will be due 30 days from receipt by Seller of a completed claim form.
8. TAXES AND DUTIES
Except as otherwise specifically provided, price stated herein or quoted, is exclusive of all taxes, fees, duties, charges or royalties imposed by any governmental authority upon the Product as an incident to the purchase, sale, ownership, storage, delivery, transportation, exportation, importation of use of Product. Except as otherwise specifically provided, any existing, increased, or new tax, fee, duty, charge or royalty levied on Product by any governmental authority shall be for the account of Buyer. If by virtue of legislation such tax, fee, duty, charge or royalty is payable by the Seller, Buyer shall reimburse Seller for such tax, fee, duty, charge or royalty.
If any new of increased tax, duty, levy, fee, charge or royalty is levied by any governmental authority on the Product or its ownership, storage, delivery, transportation, exportation, importation, or use after the date hereof, the party responsible for the payment or reimbursement thereof may terminate this Contract on at least 30 days written notice given not more than 30 days after such new or increased tax, fee, duty, charge or royalty becomes effective.
9. PAYMENT
Payment for Product and other fees, levies royalties, charges and taxes shall be made without offset, counterclaim or reduction in accordance with the terms of payment indicated on the face hereof. Seller receives the right to acting reasonably, withdraw or revise credit terms at any time. Buyer sell pay a monthly service charge on overdue accounts at the prime rate quoted by the HSBC Bank Canada, main Branch in Calgary. Alberta. for Canadian or U.S. dollar demand loans, as the case may be plus 2% per annum. If Buyer fails to make payment for product delivered in accordance with the terms hereof, Seller may suspend deliveries hereunder or terminate this Contract. Such suspension or termination shall be without prejudice to Seller’s right to claim damages including without limitation damages for loss of profit, which it would have obtained to the end of the Contract terms.
10. LIABILITY AND INDEMNITY
(a) Seller’s liability howsoever arising under this Contract or in respect of Product sold hereunder shall under no circumstances exceed the purchase price of Products in respect of which damages or other compensation are claimed.
(b) Seller shall not be liable for any consequential damages or businesses losses arising for any branch of its obligations hereunder.
(c) Buyer hereby acknowledges its understanding of the result of odorant fade and absorption in the transportation of Product and hereby waives all liability against Seller for all loss, costs and damages, and agree to defend, indemnify and hold harmless Sellers from and against any actions, claims, proceedings, loss, damages and costs (including legal costs) to the extent they arise as a result of odorant fade or absorption.
(d) Buyer shall be solely liable for all loss, costs and damages, and shall defend, indemnify and hold harmless Seller from and against any actions, claims, proceedings, loss, damages and costs (including legal costs) on account of injury or death of person ( including employees of Buyer and Seller) and damage to property directly or indirectly caused by or attributable to Product or to its transportation, carriage, handling care, storage, resale, consumption or use except where such injury, death or damage is caused by the negligence of Seller of Seller or its employee, contractors and agents after delivery of the product to the buyer.
(e) The care and use of product after delivery hereunder shall be at the sole risk and expense of Buyer. If specified on the face hereof that Producer is to be delivered unattached, then Buyer represents and warrants to Seller that such Product will not be used, resold , or diverted for use as fuel.
11. FORCE MAJEURE
Delays in or the failure of performance by either party of its obligations hereunder shall not constitute a default nor give rise to any termination of this Contract or any claim to the extent such delay or failure it caused by occurrences beyond the control of the party affected thereby, including but not limited to acts of God or the Queen’s enemies, accident, fire, storm, flood, earthquake or explosion, acts of, requests by, laws, rules, orders or regulations of any government or governmental body or agency claiming jurisdiction, labor disputes, labor shortages, transportation embargoes or failures or delays in transportation, unavailability of suitable tank cars or transport trucks or parts therefore, or exhaustion, reduction or unavaliability of product at the source of supply from which deliveries are normally made hereunder, or exhaustion or unavailability or delays in delivery of any product including crude oil or natural gas or material necessary in the manufacture of product deliverable hereunder. The settlement of labor disturbances shall be entirely within the discretion of the party having the difficulty. Lack of funds shall not be considered as a force majeure. This Contract shall not be extended by the occurrence of an event of force majeure but the quantities specified herein shall be adjusted in accordance with the length of the delay in performance so occasioned by reducing such quantities accordingly.
12. NOTICE
Any notice conformation or invoice given hereunder shall be in writing and delivered by certified, registered or first class mail, by hand or sent by telecommunication to the recipient’s address set out on the face hereof or such other address as the recipient may advise in writing. Any notice, conformation or invoice properly given hereunder shall be deemed to have been received, if sent by telecommunication or hand delivered during regular office hours, on the first business day following its transmission or if sent by mail on the fourth business day following the mailing thereof except in the event of postal disruption.
13. ASSIGNMENT
This Contract may not be assigned by either party hereto without the written consent of the other party having been first had and obtained, which consent shall not be unreasonably withheld.
14. LAWS
(a) This Contract shall be governed by the laws, including the conflict of laws rules.
(i)	of the Province of Alberta, where Quadra Energy Trading Ltd. is a party hereto; and

(ii)	of the State of Minnesota, where Quadra Energy Trading Inc. is a party hereto.
(b) The courts having exclusive jurisdiction to determine all matters in dispute hereunder shall be,

(i)	the courts of the Province of Alberta, where Quadra Energy Trading Ltd. is a party hereto; and

(ii)	the courts of the Sate of Minnesota, where Quadra Energy Trading Inc. is a party here, and each party hereto irrevocably atoms to the jurisdiction of such occurs.
15. TIME OF THE ESSENCE
Time is of the essence of this Contract.
16. ENTIRE AGREEMENT
Except as expressly provided for herein, this Contract constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and supercedes all prior agreements understandings, negotiations or discussions. There are no conditions, warranties, representations or other agreements between the parties hereto in connection with the subject matter hereof. No amendment of the terms of this Contract shall be binding on the parties hereto unless reduced to writing and confirmed by each of the parties.
17. SURVIVAL
Notwithstanding the termination of this Contract or the Contract Term, the provisions respecting liability and indemnification shall remain in full force and effect.
18. Net Our Agreements
The parties shall net all undisputed amounts due and owing, and/or past due, arising under all agreements such that the party owing the greater amount shall make a single payment of the net amount to the other party in accordance with the terms of the agreement(s); provided that no payment required to be made pursuant to the terms of any Credit Support Obligation shall be subject to netting as outlined herein. If the parties have executed a separate netting agreement, the terms and conditions of therein shall prevail to the extent, inconsistent herewith.
19. Acceptance Language
Subject to the terms of the above noted agreement and the general terms and conditions attached hereto, this Confirmation Form shall be deemed accepted unless notification is received within two Business Days of receipt. Please have executed by an authorized representative of your company and return by fax or contract the person shown above listed as the attention of for Qusdra Energy Trading Inc.